EXHIBIT 99.1

FOR IMMEDIATE RELEASE
December 9, 2005

Media Contact:    Cindy Horton
                  Vice President Diagnostics
                  QuantRx Biomedical Corporation
                  321 Norristown Road; Suite 230
                  Ambler, PA 19002
                  864.225.2746 / 215.540.4310

                  A-Fem Medical Corporation Changes Name to
                         QuantRX Biomedical Corporation
PHILADELPHIA - A-Fem Medical Corporation is pleased to announce that it has received shareholder approval to officially change its corporate name to QuantRX Biomedical Corporation effective December 2, 2005. In accordance with this change, the publicly-held corporation will also change its official ticker symbol to QNRX.PK.

"Our new name reflects our ongoing commitment to cutting-edge medical technology and quality manufacturing," said Walter Witoshkin, president and CEO of QuantRX Biomedical Corporation. "In the past, many of our most successful products have focused on the feminine health market, but we are now expanding our focus into new and exciting directions, without neglecting our roots."

QuantRX specializes in developing and manufacturing a wide range of proprietary platforms including:

o Rapido Sense(R), a point-of-care in vitro diagnostic technology and positive lateral flow test. This technology can be used for a range of applications, from pregnancy tests to drug screens.
o inSync(R) and Unique(R) Miniform, a patented, disposable, over-the-counter technology with applications in the incontinence and hemorrhoidal OTC markets. The Miniform also has potential applications as an innovative drug delivery system.
o PadKit(R), a diagnostic sample collection system using miniform technology. This product allows patients to self-collect a sample for diagnostic or drug testing anywhere they choose and simply mail it to a laboratory for analysis.

 "We look forward to continuing our commitment to our longtime customers and shareholders, by contributing new products and new ideas to our market," said Witoshkin. "The future is very exciting for QuantRX Biomedical Corporation."

ABOUT QUANTRX BIOMEDICAL CORPORATION
Originally founded in 1987 as Xtramedics, QuantRX Biomedical Corporation is a leading biomedical research, development and manufacturing company with corporate offices in Ambler, Pennsylvania. The firm specializes in creating innovative medical technology platforms and products for diagnosis and treatment of a wide range of medical needs. For more information about QuantRX Biomedical Corporation,


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please call (864) 225-2746.

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. When used in this news release, the words "expects," "may," "will" and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of QuantRX and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond QuantRX' control. These include, but are not limited to, risks and uncertainties associated with: the effects of competitive pricing, market acceptance of QuantRX's products, QuantRX's ability to keep up with technological advances in the industry, the effect of competitive products and the effects of governmental regulations. QuantRX cautions that the foregoing factors are not exhaustive.

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